Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
Fourth Quarter and Year End Financial Results

McKINNEY, Texas, February 11, 2014 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $4.3 million, or $0.35 per diluted share, for the quarter ended December 31, 2013 compared to $4.0 million, or $0.33 per diluted share, for the quarter ended September 30, 2013 and pro forma after tax net income of $4.3 million, or $0.50 per diluted share, for the quarter ended December 31, 2012.

For the year ended December 31, 2013, the Company reported net income of $19.8 million (pro forma after tax net income of $16.2 million) compared to net income of $17.4 million (pro forma after tax net income of $12.1 million) for the year ended December 31, 2012.

Prior to April 1, 2013 and the initial public offering, the Company was an S corporation and did not incur federal income tax expense. As a result, pro forma adjustments for tax expense have been provided for comparability.

Highlights:

•
Core net income was $4.9 million, or $0.40 per diluted share, for the quarter ended December 31, 2013 compared to $4.6 million, or $0.38 per diluted share, for the quarter ended September 30, 2013 and to $3.8 million, or $0.46 per diluted share, for the quarter ended December 31, 2012.

•
Loans held for investment grew organically at an annual rate of 24.2% in the fourth quarter and 20.5% for the year ended December 31, 2013. Loans grew an additional 5.3% for the year through the acquisition of Collin Bank.

•
Continued strong asset quality, as reflected by a nonperforming assets to total assets ratio of 0.47%, a nonperforming loans to total loans ratio of 0.39%, and an annualized net charge-offs to average loans ratio of 0.02% at December 31, 2013.

•	Execution of a definitive agreement to acquire BOH Holdings, Inc. and its subsidiary, Bank of Houston, and completion of the acquisition of Collin Bank.

•	Sale of all of the remaining Adriatica real estate ($9.7 million) and recognition of a $1.3 million gain from such sale.

Independent Bank Group Chairman and Chief Executive Officer David R. Brooks said, “This was a strong year for our Company. We completed a successful IPO, we advanced our acquisition strategy with three transactions and experienced continued organic growth in loans and deposits. Core earnings remained solid as we executed on our key strategies."

Fourth Quarter 2013 Results:

Net Interest Income

•
Net interest income was $20.0 million for fourth quarter 2013 compared to $18.9 million for third quarter 2013 and $16.8 million for fourth quarter 2012. The increase in net interest income was due to increased loan volume and an improving net interest margin.

•
Net interest margin was 4.23% for fourth quarter 2013 compared to 4.20% for third quarter 2013 and 4.41% for fourth quarter 2012. The improvement in net interest margin is a result of a decline in the cost of interest bearing liabilities.

•
The yield on interest-earning assets was 4.84% for fourth quarter 2013 compared to 4.85% for third quarter 2013 and 5.31% for fourth quarter 2012. The cost of interest bearing liabilities, including borrowings, dropped to 0.76% for fourth quarter 2013 from 0.80% for third quarter 2013 and 1.05% for fourth quarter 2012 due to the repayment of subordinated indebtedness.

•
The average balance of total interest-earning assets grew by $84.4 million, or 4.7% (18.7% on an annualized basis), from the end of third quarter 2013 and totaled $1.872 billion compared to $1.788 billion at September 30, 2013 and compared to $1.514 billion at December 31, 2012. The increase in average interest-earning assets was primarily a result of organic growth during the fourth quarter but was also due in part to the acquisition of Collin Bank.

Noninterest Income

•	Total noninterest income increased $961 thousand compared to third quarter 2013 and decreased $144 thousand compared to fourth quarter 2012.

•	The increase in noninterest income compared to third quarter 2013 is the result of a $1.3 million increase in gains on sale of other real estate and a $334 thousand decrease in mortgage fee income.

•
The decrease in noninterest income compared to fourth quarter 2012 reflects a $528 thousand decrease in mortgage fee income and an $85 thousand decrease in other income which is offset by an increase of $331 thousand in deposit service fees and a $124 thousand increase in gains on sales of other real estate.

Noninterest Expense

•	Total noninterest expense increased $1.1 million compared to third quarter 2013 and $2.4 million compared to fourth quarter 2012.

•	The increase in noninterest expense compared to third quarter 2013 is due primarily to increased acquisition expense of $880 thousand.

•
The increase in noninterest expense compared to the prior year period is primarily related to increases in compensation and occupancy expenses resulting from completed acquisitions, the hiring of new lending personnel throughout 2013, and the opening of the new Austin headquarters in the second quarter of 2013. In addition, acquisition expense increased $764 thousand over the same quarter prior year.

Provision for Loan Losses

•
Provision for loan loss expense was $883 thousand for the quarter, an increase of $53 thousand compared to $830 thousand for third quarter 2013 and a decrease of $46 thousand compared to $929 thousand during fourth quarter 2012. This increase reflected increased loan growth in the fourth quarter 2013 compared to the linked quarter and the decrease from the prior year is due to decreased charge- offs on a comparative basis.

•
The allowance for loan losses was $14.0 million, or 205.93% and 0.81% of nonperforming loans and total loans, respectively, at December 31, 2013, compared to $13.1 million, or 197.28% and 0.85% of nonperforming loans and total loans, respectively, at September 30, 2013, and compared to $11.5 million, or 104.02% and 0.84% of nonperforming loans and total loans, respectively, at December 31, 2012.

•
Loans acquired in the Collin Bank transaction do not have an allowance for loan losses as of December 31, 2013. Rather, those assets were recorded at an estimated fair market value of $72.6 million to reflect the probability of losses on those loans as of the acquisition date.

Income Taxes

•
The Company became a C corporation on April 1, 2013 and its results of operations include federal income tax expense subsequent to that date. Federal tax expense of $2.5 million was recorded for the quarter ended December 31, 2013, an effective rate of 36.8% compared to tax expense of $1.9 million and an effective rate of 32.7% for the quarter ended September 30, 2013. If the Company had been a C corporation in the fourth quarter of 2012, we estimate that the effective tax rate for that quarter would have been 30.1%. The increase in the effective tax rate in the fourth quarter 2013 is primarily related to legal and professional fees associated with facilitating acquisitions that are not deductible for federal tax purposes.

•
Net income after tax for the quarter ended December 31, 2013 was $4.3 million compared to $4.0 million for the quarter ended September 30, 2013. On a pro forma basis, after tax net income would have been $4.3 million for the quarter ended December 31, 2012.

•
In connection with the change in tax status on April 1, 2013, the Company recorded a deferred tax asset as of that date which resulted in a one time credit to federal income tax expense of $1.8 million which is included in the December 31, 2013 year to date net income.

Fourth Quarter 2013 Balance Sheet Highlights:

Continued Growth

The Company’s underlying organic growth continued according to historical trends during the quarter and for the year. Overall asset quality improved primarily due to the sale of the Adriatica real estate and the Company remains well capitalized. Mr. Brooks stated, “Loan growth for the fourth quarter was strong, enabling us to meet our goals for 2013. In addition, the announced acquisition of BOH Holdings signals our entrance into the dynamic Houston market with a top tier banking organization which, we believe, will serve as a platform for continued growth in 2014."

Loans

•
Total loans held for investment were $1.723 billion at December 31, 2013 compared to $1.556 billion at September 30, 2013 and compared to $1.370 billion at December 31, 2012. This represented a 10.8% increase (42.7% on an annualized basis) since the previous quarter end and a 25.8% increase from the previous year end. Of this loan growth, 20.5% was organic growth and 5.3% related to loans acquired in the Collin Bank acquisition.

•	Since December 31, 2012, loan growth has been centered in commercial real estate loans ($195 million), C&I loans ($71 million), and residential real estate loans ($32 million).

•	Continued focus on commercial lending increased the C&I portfolio from $169.9 million (12.3% of total loans) at December 31, 2012 to $241.2 million (14.0% of total loans) at December 31, 2013.

Asset Quality

•
Total nonperforming assets decreased significantly due to sale of the remaining Adriatica real estate and other real estate sales in the fourth quarter 2013. Total nonperforming assets were $10.1 million, or 0.47% of total assets at December 31, 2013, compared to $24.7 million, or 1.26% of total assets at September 30, 2013 and compared to $27.6 million, or 1.59% of total assets at December 31, 2012.

•
Total nonperforming loans also remained low at $6.8 million, or 0.39% of total loans at December 31, 2013, compared to $6.7 million, or 0.43% of total loans at September 30, 2013, and compared to $11.0 million, or 0.81% of total loans at December 31, 2012.

Deposits and Borrowings

•	Total deposits were $1.710 billion at December 31, 2013 compared to $1.541 billion at September 30, 2013 and compared to $1.391 billion at December 31, 2012.

•
The average cost of interest bearing deposits remained stable during the fourth quarter at 0.54% compared to 0.54% during third quarter 2013 and decreased by 17 basis points compared to 0.71% during the fourth quarter 2012.

•
Total borrowings (other than junior subordinated debentures) were $195.2 million at December 31, 2013, an increase of $26.0 million from September 30, 2013 and a decrease of $5.9 million from December 31, 2012. Total borrowings increased during the fourth quarter 2013 due to the assumption of short term FHLB advances of $26.0 million held by Collin Bank.

Capital

•
The tangible common equity to tangible assets and the Tier 1 capital to average assets ratios were 9.21% and 10.71%, respectively, at December 31, 2013 compared to 9.73% and 10.74%, respectively, at September 30, 2013 and 5.42% and 6.45%, respectively, at December 31, 2012. The total stockholders’ equity to total assets ratio was 10.80%, 11.18 % and 7.16% at December 31, 2013, September 30, 2013 and December 31, 2012, respectively. The increase in capital ratios over the prior year was due primarily to the capital received from the initial public offering.

•
Book value and tangible book value per common share were $18.96 and $15.89, respectively, at December 31, 2013 compared to $18.09 and $15.49, respectively, at September 30, 2013 and $15.06 and $11.19, respectively, at December 31, 2012.

•
Return on average assets and return on average equity (on an annualized basis) were 0.83% and 7.61%, respectively, for fourth quarter 2013 compared to 0.81% and 7.30%, respectively, for third quarter quarter 2013 and 1.43% and 20.00%, respectively, for fourth quarter 2012. On a core pre-tax, pre-provision earnings basis, return on average assets and return on average equity (on an annualized basis) were 1.58% and 14.48%, respectively, for fourth quarter 2013 compared to 1.56% and 14.05%, respectively, for third quarter 2013 and 1.50% and 20.99%, respectively, for fourth quarter 2012.

Recent Acquisition

Effective January 1, 2014, the Company completed the acquisition of Live Oak Financial Corp. and its subsidiary, Live Oak State Bank. The financial effect of such acquisition is not reflected in the foregoing description of earnings or the accompanying financial information.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 30 banking offices in 26 communities in two market regions located in the Dallas/Fort Worth metropolitan area and the greater Austin area. As of December 31, 2013, Independent Bank Group had total assets of $2.164 billion, total loans of $1.723 billion and total deposits of $1.710 billion.

Conference Call

A conference call covering Independent Bank Group’s quarter earnings announcement will be held today, Tuesday, February 11, at 7:30 a.m. (CST) and can be accessed by calling 1-877-303-7611 and by identifying the conference ID number 34914220. A recording of the conference call will be available from February 11, 2014 through February 18, 2014 by accessing our website, www.independent-bank.com.

Forward-Looking Statements

The numbers as of and for the year ended December 31, 2013 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of Independent Bank Group or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on Independent Bank Group’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Independent Bank Group’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact; (2) volatility and disruption in national and international financial markets; (3) government intervention in the U.S. financial system, whether through changes in the discount rate or money supply or otherwise; (4) changes in the level of non-performing assets and charge-offs; (5) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (6) adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio; (7) inflation, deflation, changes in market interest rates, developments in the securities market, and monetary fluctuations; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by customers; (9) changes in consumer spending, borrowings, and savings habits; (10) technological changes; (11) the ability to increase market share and control expenses; (12) changes in the competitive environment among banks, bank holding companies, and other financial service providers; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply; (14) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; (15) the costs and effects of legal and regulatory developments including the resolution of legal proceedings; and (16) our success at managing the risks involved in the foregoing items and (17) the other factors that are described in the Company’s Form S-4 filed January 15,2014 under the heading “Risk Factors” and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “core pre-provision earnings”, “tangible book value”, “tangible book value per common share”, “core efficiency ratio”, “Tier 1 capital to average assets”, “Tier 1 capital to risk weighted assets”, “tangible common equity to tangible assets”, “net interest margin excluding purchase accounting accretion”, “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our non‑GAAP financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Torry Berntsen President and Chief Operating Officer (972) 562-9004 tberntsen@independent-bank.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@independent-bank.com

Media:

Eileen Ponce Marketing Director (469) 742-9437 eponce@independent-bank.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2013, September 30, 2013, June 30, 2013, March 31, 2013 and December 31, 2012
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Selected Income Statement Data
Interest income	$22,847	$21,841	$21,105	$21,421	$20,214
Interest expense	2,894	2,926	3,255	3,206	3,423
Net interest income	19,953	18,915	17,850	18,215	16,791
Provision for loan losses	883	830	1,079	1,030	929
Net interest income after provision for loan losses	19,070	18,085	16,771	17,185	15,862
Noninterest income	3,412	2,451	2,732	2,426	3,556
Noninterest expense	15,714	14,650	13,384	13,923	13,329
Net income	4,279	3,959	5,874	5,688	6,089
Proforma net income-after tax (2)	n/a	n/a	4,114	3,822	4,256
Core net interest income (1)	19,886	18,728	17,996	17,147	16,656
Core Pre-Tax Pre-Provision Earnings (1)	8,141	7,618	7,208	6,499	6,392
Core Earnings (1) (2)	4,870	4,568	4,119	3.675	3,819

Per Share Data (Common Stock)
Earnings:
Basic	$0.35	$0.33	$0.49	$0.69	$0.74
Diluted	0.35	0.33	0.49	0.68	0.74
Pro forma earnings:
Basic (2)	n/a	n/a	0.34	0.46	0.50
Diluted (2)	n/a	n/a	0.34	0.46	0.50
Core earnings:
Basic (1)	0.40	0.38	0.34	0.44	0.46
Diluted (1)	0.40	0.38	0.34	0.44	0.46
Dividends	0.06	0.06	—	0.65	0.38
Book value	18.96	18.09	17.75	15.01	15.06
Tangible book value (1)	15.89	15.49	15.13	11.16	11.19
Common shares outstanding	12,330,158	12,076,927	12,064,967	8,269,707	8,269,707
Weighted average basic shares outstanding (4)	12,164,948	12,075,786	12,011,417	8,269,707	8,175,763
Weighted average diluted shares outstanding (4)	12,252,862	12,150,015	12,071,980	8,312,154	8,203,602

Selected Period End Balance Sheet Data
Total assets	$2,163,984	$1,954,754	$1,905,851	$1,764,134	$1,740,060
Cash and cash equivalents	93,054	120,281	126,519	80,890	102,290
Securities available for sale	194,038	130,987	110,932	114,540	113,355
Loans, held for sale	3,383	4,254	8,458	6,090	9,162
Loans, held for investment	1,723,160	1,555,598	1,511,915	1,415,906	1,369,514
Allowance for loan losses	13,960	13,145	12,762	11,984	11,478
Goodwill and core deposit intangible	37,852	31,466	31,641	31,817	31,993
Other real estate owned	3,322	8,376	8,182	8,459	6,819
Adriatica real estate owned	—	9,678	9,656	9,724	9,727
Noninterest-bearing deposits	302,756	281,452	261,618	243,235	259,664
Interest-bearing deposits	1,407,563	1,259,296	1,223,511	1,171,864	1,131,076
Borrowings (other than junior subordinated debentures)	195,214	169,237	181,094	200,234	201,118
Junior subordinated debentures	18,147	18,147	18,147	18,147	18,147
Total stockholders' equity	233,772	218,511	214,182	124,142	124,510

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2013, September 30, 2013, June 30, 2013, March 31, 2013 and December 31, 2012
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Selected Performance Metrics
Return on average assets	0.83%	0.81%	1.25%	1.33%	1.43%
Return on average equity	7.61	7.30	11.11	18.49	20.00
Pro forma return on average assets (2)	n/a	n/a	0.88	0.89	1.00
Pro forma return on average equity (2)	n/a	n/a	7.78	12.43	13.98
Adjusted return on average assets (1)	1.58	1.56	1.54	1.52	1.50
Adjusted return on average equity (1)	14.48	14.05	13.63	21.14	20.99
Net interest margin	4.23	4.20	4.16	4.68	4.41
Adjusted net interest margin (3)	4.21	4.16	4.20	4.40	4.35
Efficiency ratio	67.25	68.57	65.03	67.50	65.41
Core efficiency ratio (1)	62.97	64.02	64.98	66.80	66.30

Credit Quality Ratios
Nonperforming assets to total assets	0.47%	1.26%	1.27%	1.35%	1.59%
Nonperforming loans to total loans	0.39	0.43	0.43	0.40	0.81
Allowance for loan losses to non-performing loans	205.93	197.28	198.14	209.73	104.02
Allowance for loan losses to total loans	0.81	0.85	0.84	0.85	0.84
Net charge-offs to average loans outstanding (annualized)	0.02	0.12	0.08	0.15	0.10

Capital Ratios
Tier 1 capital to average assets	10.71%	10.74%	10.91%	6.29%	6.45%
Tier 1 capital to risk-weighted assets (1)	12.64	13.72	13.80	8.01	8.22
Total capital to risk-weighted assets	13.83	15.05	15.69	10.20	10.51
Total stockholders' equity to total assets	10.80	11.18	11.24	7.04	7.16
Tangible common equity to tangible assets (1)	9.21	9.73	9.74	5.33	5.42

(1) Non-GAAP financial measures. See reconciliation.
(2) Income tax expense calculated using effective tax rate as if the Company had been a C corporation for the periods presented prior to third quarter 2013 (32.8%, 32.8% and 30.1%, respectively). The three months ended June 30, 2013 excludes $1,760 tax credit related to the initial recording of the deferred tax asset.

(3) Excludes income recognized on acquired loans of $67, $187, $77, $1,068 and $135, respectively and the recognition of a $223 expense related to the write-off of previously issued warrants related to subordinated debt retired in the second quarter of 2013.

(4) Total number of shares includes participating shares (those with dividend rights).

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Years ended December 31, 2013 and 2012
(Dollars in thousands)
(Unaudited)

	Years Ended December 31,
	2013	2012
Interest income:
Interest and fees on loans	$84,350	$69,494
Interest on taxable securities	1,516	1,288
Interest on nontaxable securities	1,024	828
Interest on federal funds sold and other	324	280
Total interest income	87,214	71,890
Interest expense:
Interest on deposits	6,974	8,351
Interest on FHLB advances	3,303	2,383
Interest on notes payable and other borrowings	1,461	2,072
Interest on junior subordinated debentures	543	531
Total interest expense	12,281	13,337
Net interest income	74,933	58,553
Provision for loan losses	3,822	3,184
Net interest income after provision for loan losses	71,111	55,369
Noninterest income:
Service charges on deposit accounts	4,841	3,386
Mortgage fee income	3,743	4,116
Gain on sale of branch	—	38
Gain on sale of other real estate	1,507	1,135
Loss on sale of securities available for sale	—	(3)
Loss on sale of premises and equipment	(18)	(343)
Increase in cash surrender value of BOLI	348	327
Other	600	512
Total noninterest income	11,021	9,168
Noninterest expense:
Salaries and employee benefits	31,836	26,569
Occupancy	9,042	7,317
Data processing	1,347	1,198
FDIC assessment	500	800
Advertising and public relations	684	626
Communications	1,385	1,334
Net other real estate owned expenses (including taxes)	485	220
Operations of IBG Adriatica, net	806	832
Other real estate impairment	549	94
Core deposit intangible amortization	703	656
Professional fees	1,298	1,104
Acquisition expense, including legal	1,956	1,401
Other	7,080	5,009
Total noninterest expense	57,671	47,160
Income before taxes	24,461	17,377
Income tax expense	4,661	—
Net income	$19,800	$17,377
Pro Forma:
Income tax expense (1)	8,287	5,230
Net income	$16,174	$12,147

(1) Pro forma information calculated and presented as if the Company had been a C Corporation the entire year.

Independent Bank Group, Inc. and Subsidiaries
Annual Selected Financial Information
Years ended December 31, 2013 and 2012
(Unaudited)

	Years ended December 31,
	2013	2012
Per Share Data
Net income - basic	$1.78	$2.23
Net income - diluted	1.77	2.23
Pro forma net income - basic (1)	1.45	1.56
Pro forma net income - diluted (1)	1.44	1.56
Cash dividends	0.77	1.12
Book value	18.96	15.06

Outstanding Shares
Period-end shares	12,330,158	8,269,707
Weighted average shares - basic (2)	11,143,726	7,777,277
Weighted average shares - diluted (2)	11,212,194	7,800,438

Selected Annual Ratios
Return on average assets	1.04%	1.17%
Return on average equity	9.90	16.54
Pro forma return on average assets (1)	0.85	0.82
Pro forma return on average equity (1)	8.09	11.56
Net interest income to average earning assets	4.30	4.40

(1) Pro forma information calculated and presented as if the Company had been a C Corporation the entire year.
(2) Total number of shares includes participating shares (those with dividends rights).

Consolidated Balance Sheets
As of December 31, 2013 and 2012
(Dollars in thousands, except share information)
(Unaudited)

	December 31,
Assets	2013	2012
Cash and due from banks	$27,408	$30,920
Federal Reserve Excess Balance Account (EBA)	65,646	71,370
Cash and cash equivalents	93,054	102,290
Certificates of deposit held in other banks	—	7,720
Securities available for sale	194,038	113,355
Loans held for sale	3,383	9,162
Loans, net of allowance for loan losses	1,709,200	1,358,036
Premises and equipment, net	72,735	70,581
Other real estate owned	3,322	6,819
Adriatica real estate	—	9,727
Goodwill	34,704	28,742
Core deposit intangible, net	3,148	3,251
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	9,494	8,165
Bank-owned life insurance (BOLI)	21,272	10,924
Deferred tax asset	4,834	—
Other assets	14,800	11,288
Total assets	$2,163,984	$1,740,060

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	302,756	259,664
Interest-bearing	1,407,563	1,131,076
Total deposits	1,710,319	1,390,740
FHLB advances	187,484	164,601
Notes payable	—	15,729
Other borrowings	4,460	12,252
Other borrowings, related parties	3,270	8,536
Junior subordinated debentures	18,147	18,147
Other liabilities	6,532	5,545
Total liabilities	1,930,212	1,615,550
Commitments and contingencies
Stockholders’ equity:
Common stock	123	83
Additional paid-in capital	222,116	88,791
Retained earnings	12,663	33,290
Treasury stock, at cost	—	(232)
Accumulated other comprehensive income	(1,130)	2,578
Total stockholders’ equity	233,772	124,510
Total liabilities and stockholders’ equity	$2,163,984	$1,740,060

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three months ended December 31, 2013 and 2012
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Three Months Ended December 31,
	2013			2012
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$1,606,252	$22,003	5.43%	$1,358,952	$19,596	5.74%
Taxable securities	125,773	517	1.63	82,783	340	1.63
Nontaxable securities	30,603	259	3.36	33,133	224	2.69
Federal funds sold and other	109,680	68	0.25	39,443	54	0.54
Total interest-earning assets	1,872,308	$22,847	4.84	1,514,311	$20,214	5.31
Noninterest-earning assets	170,647			184,468
Total assets	$2,042,955			$1,698,779
Interest-bearing liabilities:
Checking accounts	$766,862	$965	0.50%	$658,563	$1,106	0.67%
Savings accounts	118,486	94	0.31	115,519	135	0.46
Money market accounts	52,253	32	0.24	34,098	22	0.26
Certificates of deposit	379,576	705	0.74	305,583	717	0.93
Total deposits	1,317,177	1,796	0.54	1,113,763	1,980	0.71
FHLB advances	170,259	828	1.93	130,041	687	2.10
Notes payable and other borrowings	7,730	135	6.93	40,425	606	5.96
Junior subordinated debentures	18,147	135	2.95	16,343	150	3.65
Total interest-bearing liabilities	1,513,313	2,894	0.76	1,300,572	3,423	1.05
Noninterest-bearing checking accounts	294,585			264,138
Noninterest-bearing liabilities	11,944			12,948
Stockholders’ equity	223,113			121,121
Total liabilities and equity	$2,042,955			$1,698,779
Net interest income		$19,953			$16,791
Interest rate spread			4.08%			4.26%
Net interest margin			4.23			4.41
Average interest earning assets to interest bearing liabilities			123.72			116.43

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Years ended December 31, 2013 and 2012
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Years Ended December 31,
	2013			2012
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$1,502,817	$84,350	5.61%	$1,179,007	$69,494	5.89%
Taxable securities	95,259	1,516	1.59	73,731	1,288	1.75
Nontaxable securities	31,247	1,024	3.28	25,397	828	3.26
Federal funds sold and other	112,841	324	0.29	51,811	280	0.54
Total interest-earning assets	1,742,164	$87,214	5.01	1,329,946	$71,890	5.41
Noninterest-earning assets	158,748			157,668
Total assets	$1,900,912			$1,487,614
Interest-bearing liabilities:
Checking accounts	$734,475	$3,826	0.52%	$579,495	$4,529	0.78%
Savings accounts	114,699	373	0.33	110,118	710	0.64
Money market accounts	50,661	135	0.27	32,976	117	0.35
Certificates of deposit	334,269	2,640	0.79	285,564	2,995	1.05
Total deposits	1,234,104	6,974	0.57	1,008,153	8,351	0.83
FHLB advances	165,354	3,303	2.00	105,072	2,383	2.27
Notes payable and other borrowings	17,255	1,461	8.47	39,963	2,072	5.18
Junior subordinated debentures	18,147	543	2.99	15,260	531	3.48
Total interest-bearing liabilities	1,434,860	12,281	0.86	1,168,448	13,337	1.14
Noninterest-bearing checking accounts	259,432			203,248
Noninterest-bearing liabilities	6,626			10,863
Stockholders’ equity	199,994			105,055
Total liabilities and equity	$1,900,912			$1,487,614
Net interest income		$74,933			$58,553
Interest rate spread			4.15%			4.27%
Net interest margin			4.30			4.40
Average interest earning assets to interest bearing liabilities			121.42			113.82

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of December 31, 2013 and 2012
(Dollars in thousands)
(Unaudited)

The following table sets forth loan totals by category as of the dates presented:
	December 31, 2013		December 31, 2012
	Amount	% of Total	Amount	% of Total
Commercial	$241,178	14.0%	$169,882	12.3%
Real estate:
Commercial real estate	843,436	48.9	648,494	47.0
Commercial construction, land and land development	130,320	7.5	97,329	7.1
Residential real estate (1)	342,037	19.8	315,349	22.9
Single-family interim construction	83,144	4.8	67,920	4.9
Agricultural	40,558	2.3	40,127	2.9
Consumer	45,762	2.7	39,502	2.9
Other	108	—	73	—
Total loans	1,726,543	100.0%	1,378,676	100.0%
Allowance for losses	(13,960)		(11,478)
Total loans, net	$1,712,583		$1,367,198
(1) Includes loans held for sale at December 31, 2013 and 2012 of $3,383 and $9,162, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended September 30, 2013, June 30, 2013, December 31, 2012 and September 30, 2012
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
Net Interest Income - Reported	(a)	$19,953	$18,915	$17,850	$18,215	$16,791
Write-off of debt origination warrants		—	—	223	—	—
Income recognized on acquired loans		(67)	(187)	(77)	(1,068)	(135)
Adjusted Net Interest Income	(b)	19,886	18,728	17,996	17,147	16,656
Provision Expense - Reported	(c)	883	830	1,079	1,030	929
Noninterest Income - Reported	(d)	3,412	2,451	2,732	2,426	3,556
Gain on Sale of OREO		(1,334)	—	(148)	(25)	(1,210)
Loss / (Gain) on Sale of PP&E		22	(5)	2	(1)	—
Adjusted Noninterest Income	(e)	2,100	2,446	2,586	2,400	2,346
Noninterest Expense - Reported	(f)	15,714	14,650	13,384	13,923	13,329
Adriatica Expenses		(206)	(228)	(175)	(197)	(91)
OREO Impairment		(74)	(12)	(15)	(448)	(38)
FDIC refund		—	—	504	—	—
IPO related stock grant and bonus expense		(235)	(380)	(333)	—	—
OREO back property tax		—	—	—	(93)	—
Acquisition Expense		(1,354)	(474)	9	(137)	(590)
Adjusted Noninterest Expense	(g)	13,845	13,556	13,374	13,048	12,610
Pre-Tax Pre-Provision Earnings	(a) + (d) - (f)	$7,651	$6,716	$7,198	$6,718	$7,018
Core Pre-Tax Pre-Provision Earnings	(b) + (e) - (g)	$8,141	$7,618	$7,208	$6,499	$6,392
Core Earnings (2)	(b) - (c) + (e) - (g)	$4,870	$4,568	$4,119	$3.675	$3,819
Reported Efficiency Ratio	(f) / (a + d)	67.25%	68.57%	65.03%	67.45%	65.40%
Core Efficiency Ratio	(g) / (b + e)	62.97%	64.02%	64.98%	66.75%	66.30%
Adjusted Return on Average Assets (1)		1.58%	1.56%	1.54%	1.52%	1.50%
Adjusted Return on Average Equity (1)		14.48%	14.05%	13.63%	21.14%	20.99%
Total Average Assets		$2,042,955	$1,942,864	$1,877,627	$1,733.924	$1,698,779
Total Average Stockholders' Equity		$223,113	$215,181	$212,134	$124.731	$121,121
(1) Calculated using core pre-tax pre-provision earnings
(2) Assumes actual effective tax rate of 32.9%, 32.7%, 32.8%, 32.8% and 30.1%, respectively. December 31, 2013 tax rate adjusted for effect of non-deductible acquisition expenses.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of December 31, 2013 and 2012
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value Per Common Share
	December 31,
	2013	2012
Tangible Common Equity
Total stockholders' equity	$233,772	$124,510
Adjustments:
Goodwill	(34,704)	(28,742)
Core deposit intangibles	(3,148)	(3,251)
Tangible common equity	$195,920	$92,517
Common shares outstanding	12,330,158	8,269,707

Book value per common share	$18.96	$15.06
Tangible book value per common share	15.89	11.19

Tier 1 Capital to Risk-Weighted Assets Ratio
	December 31,
	2013	2012
Tier 1 Common Equity
Total stockholders' equity - GAAP	$233,772	$124,510
Adjustments:
Unrealized loss (gain) on available-for-sale securities	1,130	(2,578)
Goodwill	(34,704)	(28,742)
Other intangibles	(3,148)	(3,251)
Qualifying Restricted Core Capital Elements (TRUPS)	17,600	17,600
Tier 1 common equity	$214,650	$107,539
Total Risk-Weighted Assets
On balance sheet	$1,637,117	$1,297,795
Off balance sheet	60,397	10,860
Total risk-weighted assets	$1,697,514	$1,308,655
Total stockholders' equity to risk-weighted assets ratio	13.77%	9.51%
Tier 1 common equity to risk-weighted assets ratio	12.64	8.22